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        CONSECO PERFORMANCE-BASED COMPENSATION BONUS PLAN
                  FOR EXECUTIVE VICE PRESIDENTS

Each of the Executive Vice Presidents shall receive annually a performance-based cash bonus. The bonus shall be determined by multiplying the applicable percentages (defined below) times the Company's consolidated pre-tax net profits for the year. Such percentage is to be based on the following table.

If the ratio of the average return on         Then the current year's performance-based
equity ("ROE")(1) of Conseco to the           bonus for each such executive shall be the
average ROE of all publicly-held life         sum of the following percentages multiplied
and health insurance companies is             times the designated portion of the consol-
at least the following percentage             idated pre-tax profits of the current year
- - --------------------------------------        -------------------------------------------
                                              Non-Recurring                   Remaining
                                                Portion(2)                     Portion
                                              --------------                  ----------
            80%                                   0.0%                           0.0%
           100%                                   1.0%                            .1%
           120%                                   1.0%                            .2%
           140%                                   1.0%                            .4%
           160%                                   1.0%                            .6%
           180%                                   1.0%                            .8%
           200%                                   1.0%                           1.0%

Upon the recommendation of Conseco's Chief Executive Officer, the Compensation Committee may reduce the amount of the bonus that would have been payable under the preceding formula to any of the affected executives.  Such reduction shall be at the sole discre-
tion of the Compensation Committee after taking into account such subjective factors or other matters as they believe are appropri-
ate in the best interests of Conseco and its shareholders.

The Compensation Committee shall have the sole authority to administer the Plan and make all decisions to interpret and apply its provisions.  Written interpretations not inconsistent with the terms hereof may be issued from time to time by the Compensation
Committee as guidance for interpreting and applying the Plan's provisions.

1.   Average ROE for Conseco and for all companies is to be calculated for the five years prior to the current year as reported by Firemark Insurance Perspectives or comparable independent publication.  No year prior to 1993 shall be included in computing such average ROE; therefore, until five years have been completed after 1993, the ratio of the average ROE for Conseco to the average
ROE for all companies shall be computed as follows:

 -     For 1994 and 1995, the ratio shall be deemed to be 200%
 - For 1996, 1997 and 1998, the ratio shall be computed using results for two, three or four years, respectively, commencing with the results of the year 1994.

2.  For purposes of this calculation, the non-recurring portion includes the total of gains from sale of subsidiaries or affiliates;
sale of investments made or monitored by the Conseco Private Capital Group; 20% carried interest earned on acquisition partnership investments; and acquisition; arrangement and investment banking fees earned from acquisition partnerships.